Exhibit 4.4

AMENDMENT NO. 1 TO THE

ROTECH HEALTHCARE INC.

COMMON STOCK OPTION PLAN

WHEREAS, Rotech Healthcare Inc. (the “Company”) has established and maintains the Rotech Healthcare Inc. Common Stock Option Plan (the “Plan”); and

WHEREAS, pursuant to Section 7(b) of the Plan, the Company’s Board of Directors (the “Board”) may at any time amend the Plan, subject to certain limitations;

WHEREAS, the Board deems it to be in the best interests of the Company to amend the Plan to increase the number of shares of common stock reserved for issuance under the Plan from three million twenty-five thousand (3,025,000) to four million twenty-five thousand (4,025,000); and

WHEREAS, on December 19, 2002, the Board approved such amendment to the Plan and on May 20, 2003, the shareholders of the Company ratified and approved such amendment to the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of December 19, 2002 as follows:

FIRST: The first sentence of Section 3(a) of the Plan is hereby amended to read in its entirety as follows:

“(a) Shares Subject to the Plan. Subject to adjustment as set forth in Section 3(b), the maximum number of Shares that may be issued or transferred pursuant to Options under this Plan shall be four million twenty-five thousand (4,025,000) which may be authorized but unissued Shares or Shares held in the Company’s treasury, or a combination thereof.”

SECOND: Except to the extent hereinabove set forth, the Plan shall remain in full force and effect without change or modification.

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IN WITNESS WHEREOF, and as evidence of the adoption of the foregoing, the Company has caused this Amendment No. 1 to be executed by a duly authorized officer this 20th day of May, 2003.

ROTECH HEALTHCARE INC.

By:	/S/ JANET L. ZIOMEK
Name:	Janet L. Ziomek
Title:	Chief Financial Officer

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